Exhibit 99.1

Palmetto Real Estate Trust
45 Liberty Lane
Greenville, South Carolina 29607

November 11, 2005

To:           Owners of Shares of Beneficial Interest in Palmetto Real Estate Trust (Palmetto)
From:       The Executive Committee of the Board of Trustees of Palmetto

Subject:   Recommendation by Palmetto regarding Offer by MacKenzie Patterson Fuller, Inc. to
                  Buy Shares of Palmetto at $3.00 per Share

On November 7, 2005, we learned of an offer by MacKenzie Patterson Fuller, Inc. and its affiliates (collectively, MacKenzie) to purchase up to 85,000, or approximately 4.80%, of the outstanding shares of Palmetto for $3.00 per share in cash, less any cash distributions by Palmetto after November 7, 2005. Please note that you are not obligated to accept MacKenzie’s offer.

For the reasons explained below, we recommend that you
REJECT the MacKenzie offer.

MacKenzie’s offer is too low. We believe that the price offered by MacKenzie is less than the fair value of the shares. By the terms of MacKenzie’s offer, the $0.15 per share quarterly dividends we are enclosing with this letter reduce the $3.00 per share offer to $2.85 per share. Although we have not conducted a valuation of the shares or of our assets, we believe that a purchase price of $2.85 per share is well under fair value, especially in light of our total dividends in 2005 of $0.42 per share. We are aware of private purchases and sales of approximately 4,825 shares at a price of $4.00 per share since January 1, 2005. We are not aware of any trades at less than $4.00 per share in the past year. Finally, we note that MacKenzie itself states that it is “making this offer in view of making a profit, so the price offered is below the estimate of value as established by [MacKenzie].”

In making your decision regarding whether to tender your shares to Mackenzie, however, you should consider, among other things, your personal investment objectives, your financial circumstances, your risk tolerance and need for liquidity, and your own tax position and tax consequences.

We also caution you that in weighing our recommendation, you should keep in mind that the trading volume of our shares is too thin to serve as a reliable indicator of value, and a qualified expert might value our shares at a materially different price.

Sincerely,

The Executive Committee of the Board of Trustees of Palmetto Real Estate Trust